Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 31, 2020, relating to the financial statements of Predictive Oncology Inc. appearing in the Annual Report on Form 10-K of Predictive Oncology Inc. for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Minneapolis, Minnesota

April 6, 2020